RELEASE

KNOW ALL MEN BY THESE PRESENTS that HS3 Technologies, Inc. (“HS3”) and A.B. Goldberg (“Goldberg”) and Malibu Holdings, LLC (“Malibu”) for the payment of $70,000 from HS3 to Goldberg/Malibu for the acquisition of certain share purchase warrants held by Goldberg/Malibu, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each party, agree as follows:

1.                          Goldberg and Malibu hereby remise, release and forever discharge HS3 and its assigns, directors, officers and employees from any and all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, claims, demands and obligations whatsoever, at law or in equity, which each party may have had or now have or which their assigns, receivers, receiver-managers, trustees, affiliates, and, where applicable, the heirs, executors, administrators, successors and assigns of Goldberg or Malibu hereafter can, shall or may have existing up to the present time by reason of any matter cause or thing whatsoever relating to or arising out of the relationship between the parties relating to, arising out of or in connection with any and all dealings between the parties to the date hereof.

2.                          Notwithstanding the above provision and for greater clarification, this Release does not apply to any claims that may arise after the date of this Release.

3.                          It is understood and agreed that neither Goldberg nor Malibu shall commence or continue any claims or proceedings against HS3 in respect of anything hereby released which may result in a claim or proceedings against any other party to this Release. If any such claim or proceeding results in any claim or proceeding against another party to this Release, then the party bringing such claim or proceeding shall indemnify and save harmless the other party from all resulting liabilities, obligations and costs.

4.                          The parties, and each of them, hereby represent that they are the only parties entitled to the consideration expressed in this Release, and that they have not assigned any right of action released hereby to any other firm, corporation or person.

5.                          Each of the parties to this Release acknowledges that such party has read this document and fully understands the terms of this Release, and acknowledges that this Release has been executed voluntarily after either receiving independent legal advice, or having been advised to obtain independent legal advice and having elected not to do so.

6.                          This Release is governed by the laws of Colorado, and the parties attorn to the jurisdiction of the Courts of Colorado with regard to any dispute arising out of this Release.

7.                          It is understood and agreed that this Release does not constitute an admission of liability on the part of any party.

CW1499746.1

8.                          This Release may be signed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same document. Execution and delivery of this document by fax shall constitute effective execution and delivery. Execution of this document by a corporation shall be effective notwithstanding that its corporate seal is not affixed hereto.

DATED for reference this 6th day of November, 2007.

HS3 TECHNOLOGIES, INC.

Per:	/s/ Robert Morrison
Authorized Signatory

/s/ A.B. Goldberg
Witness	A.B. GOLDBERG

MALIBU HOLDINGS, LLC

Per:	/s/ A.B. Goldberg
Authorized Signatory

CW1499746.1